EXHIBIT 99.1

             Medical Staffing Network Holdings Announces
                Second Quarter 2007 Operating Results

    Highest Quarterly Earnings Per Share In Four Years On Strongest
                Sequential Revenue Growth In Five Years

    BOCA RATON, Fla.--(BUSINESS WIRE)--Aug. 8, 2007--Medical Staffing Network Holdings, Inc. (NYSE: MRN), the third largest healthcare staffing company and the largest provider of per diem nurse staffing services in the nation as measured by revenues, today reported revenues of $94.0 million for the second quarter of 2007, an increase of 3.7% from first quarter 2007 revenues of $90.5 million and a decrease of 1.4% from second quarter 2006 revenues of $95.3 million. Net income for the second quarter of 2007 was $1.7 million, or $0.06 per diluted share, as compared with net income for the second quarter of 2006 of $1.2 million, or $0.04 per diluted share.

    Commenting on the second quarter's results, Robert J. Adamson, chairman and chief executive officer, stated, "We experienced a lot of positive momentum preceding our acquisition of InteliStaf on July 2. Our volume growth initiatives yielded a sequential quarter increase in our revenue for the second quarter of 4% on a volume increase of over 3%. The sequential quarter revenue increase represents the highest organic growth rate we have reported in nearly five years, with our per diem and allied staffing divisions increasing sequentially 2% and 16%, respectively. Our gross margin expansion programs have continued to be successful with our second quarter gross margin increasing 230 basis points from last year's comparable quarter, resulting in our highest quarterly gross margin since 2002. As a result, I am pleased to report that our second quarter net income yielded our highest quarterly earnings per share in four years."

    Kevin S. Little, president and chief financial officer, added, "In the one month since the acquisition, we have efficiently integrated the majority of the operations of InteliStaf and Medical Staffing Network. All of our per diem branches are now functioning on one common operating platform. The merger of the two companies further solidifies Medical Staffing Network as the largest provider of per diem nurse staffing in the United States and gives us a scale presence in the travel nursing sector."

    Mr. Adamson concluded, "I am very pleased with the substantial progress and success we have experienced to date in implementing our InteliStaf integration plan. I am most excited that, as a result of the success of the integration plan to date, the revenue run-rate in the first month post-closing has exceeded the $550 million annualized amount initially disclosed. With this acquisition and the resultant opportunity for synergies, Medical Staffing Network is now in a position to significantly improve its profitability as we leverage our scaleable infrastructure over an increased revenue volume base."

    Gross profit was $23.0 million for the second quarter of 2007, an increase of 8.8% from the second quarter of 2006 gross profit of $21.2 million. Gross profit for the first quarter of 2007 was $21.0 million. Gross margin for the second quarter of 2007 was 24.5%, an increase from the gross margin of 22.2% for the second quarter of 2006 and an increase from the 23.2% for the first quarter of 2007. The 230 basis point improvement from the prior year quarter was primarily due to an increase in the bill-to-pay spread.

    Selling, general and administrative expenses were $19.3 million, or 20.5% of revenues, in the second quarter of 2007 as compared with $17.5 million, or 18.4% of revenues, for the comparable prior year quarter and $19.9 million, or 21.9% of revenues, for the first quarter of 2007. The increase from the prior year quarter was primarily due to higher compensation expense for branch personnel, professional service fees and recruiting/promotional costs, partially offset by a reduction in the provision for doubtful accounts of approximately $0.4 million, a portion of which is attributable to the collection on a previously reserved account.

    Revenues were $184.5 million for the six months ended July 1, 2007, a decrease of 3.1% from revenues of $190.3 million for the comparable prior year period. Net income for the six months ended July 1, 2007, was $1.7 million, or $0.05 per diluted share, compared with a net loss of $3.3 million, or $0.11 per share, which included a $0.13 per share charge for restructuring and related goodwill impairment charge associated with the first quarter 2006 reorganization initiative.

    Gross profit was $44.1 million for the six months ended July 1, 2007, an increase of 7.8% from the gross profit of $40.9 million for the comparable prior year period. Gross margin for the six months ended July 1, 2007, was 23.9%, an increase from the gross margin of 21.5% for the comparable prior year period. The 240 basis point improvement over the prior year was primarily due to an increase in the bill-to-pay spread.

    Selling, general and administrative expenses were $39.1 million, or 21.2% of revenues, for the six months ended July 1, 2007, as compared with $36.7 million, or 19.3% of revenues, for the comparable prior year period. The increase from the prior year period was primarily due to higher compensation expense for branch personnel, professional service fees and recruiting/promotional costs, partially offset by a reduction in the provision for doubtful accounts of approximately $0.5 million, a portion of which is attributable to the collection on a previously reserved account.

    InteliStaf Integration

    The Company developed an integration plan (the Plan) in connection with the July 2, 2007, InteliStaf acquisition, that resulted in InteliStaf locations and Medical Staffing Network branches merging. Pursuant to applicable accounting guidance, costs related to the merger or closure of InteliStaf branches would be captured as part of the cost of the acquisition and will not be recorded as a period expense. Alternatively, costs related to the merger or closure of Medical Staffing Network branches, such as severance, lease termination, noncash impairment of goodwill or other similar charges, will result in certain amounts being expensed in the third quarter as incurred.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Thursday, August 9, 2007. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.earnings.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States as measured by revenues. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, such as radiology and diagnostic imaging specialists, clinical laboratory specialists, rehabilitation specialists, pharmacists and respiratory therapists and other similar healthcare vocations.

    This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact, including statements regarding the registrant's expected restructuring and acquisition-related integration costs and related charges. These statements involve known and unknown risks, uncertainties and other factors that may cause the registrant's actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues; our ability to maintain the revenue run-rate experienced in the first few weeks post InteliStaf merger; our ability to maintain the level of success achieved to date with regards to the InteliStaf integration plan; market share or profitability; our ability to continue to generate significant amounts of cash flow from operations; our ability to sustain the improved self insurance claims experience; our ability to attract and retain qualified nurses and other healthcare personnel; the overall level of demand for services provided by temporary healthcare professionals; our ability to enter into and maintain contracts with hospital and healthcare facility clients on terms attractive to us; our ability to maintain the improvement in the spread between bill and pay rates; risks associated with our debt obligations; our ability to obtain additional financing, if required, in future periods; willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services; the general level of patient occupancy at our hospital and healthcare facility clients; the functioning of our information systems; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including Joint Commission certification; our clients' ability to pay us for our services; our ability to successfully implement our acquisition and integration strategies; our ability to successfully integrate completed acquisitions into our current operations; the effect of liabilities and other claims asserted against us; the effect of competition in the markets we serve; our ability to carry out our business strategy; the departure of key officers and management personnel; and the effect of our recognition of an impairment to goodwill, if any. Additional information concerning these and other important factors can be found within the registrant's filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the registrant believes that these statements are based upon reasonable assumptions, the registrant cannot provide any assurances regarding future results. The registrant undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

               MEDICAL STAFFING NETWORK HOLDINGS, INC.
           Condensed Consolidated Statements of Operations
           (unaudited; in thousands, except per share data)

                                 Three Months Ended  Six Months Ended
                                 ------------------ ------------------
                                  July 1,  June 25, July 1,  June 25,
                                   2007      2006     2007     2006
                                 --------- -------- -------- ---------

Service revenues                  $ 93,953 $ 95,268 $184,471 $190,277
Cost of services rendered           70,923   74,110  140,406  149,405
                                 --------- -------- -------- ---------
  Gross profit                      23,030   21,158   44,065   40,872
                                 --------- -------- -------- ---------

Operating expenses:
  Selling, general and
   administrative                   19,279   17,544   39,139   36,666
  Depreciation and amortization        893      954    1,791    2,055
  Impairment of goodwill                 -        -        -    3,183
  Restructuring and other
   charges                               -        -        -    3,089
                                 --------- -------- -------- ---------
Total operating expenses            20,172   18,498   40,930   44,993
                                 --------- -------- -------- ---------

Income (loss) from operations        2,858    2,660    3,135   (4,121)
Interest expense, net                  344      646      719    1,335
                                 --------- -------- -------- ---------

Income (loss) before provision
 for (benefit from) income taxes 2,514 2,014 2,416 (5,456) Provision for (benefit from)
 income taxes                          795      805      766   (2,182)
                                 --------- -------- -------- ---------

Net income (loss)                 $  1,719 $  1,209 $  1,650 $ (3,274)
                                 ========= ======== ======== =========

Basic and diluted net income
 (loss) per share                 $   0.06 $   0.04 $   0.05 $  (0.11)
                                 ========= ======== ======== =========

Weighted average common shares
 outstanding:
    Basic                           30,262   30,244   30,261   30,240
    Diluted                         30,305   30,289   30,341   30,240

Summary cash flow information:
Cash flow from operating
 activities                       $  3,977 $  2,034 $  3,062 $  3,985

Operating Statistics:
Hours worked                         2,287    2,347    4,501    4,670


               MEDICAL STAFFING NETWORK HOLDINGS, INC.
                Condensed Consolidated Balance Sheets
                      (unaudited; in thousands)

                                                     July 1,  Dec. 31,
                                                       2007     2006
                                                     -------- --------

ASSETS
Current assets:
  Cash and cash equivalents                          $    198 $    527
  Accounts receivable, net                             61,076   56,717
  Other current assets                                  4,676    4,082
                                                     -------- --------
    Total current assets                               65,950   61,326

Furniture and equipment, net                            8,069    7,691
Goodwill                                               99,772   99,097
Other assets, net                                       3,690    3,037
                                                     -------- --------

Total assets                                         $177,481 $171,151
                                                     ======== ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses              $ 21,859 $ 17,244
  Accrued payroll and other current liabilities         7,752    7,863
                                                     -------- --------
    Total current liabilities                          29,611   25,107

Long-term debt                                         16,235   17,036
Deferred income taxes                                   5,511    4,745
Other long-term obligations                             2,101    1,936
                                                     -------- --------
  Total liabilities                                    53,458   48,824

Commitments and contingencies

Total stockholders' equity                            124,023  122,327
                                                     -------- --------

Total liabilities and stockholders' equity           $177,481 $171,151
                                                     ======== ========


    CONTACT: Medical Staffing Network Holdings, Inc.
             Jeff Yesner, Vice President, Finance, 561-322-1303